EXHIBIT 99.6

                      Report of Independent Accountants

          January 5, 1996

          To the Stockholder of
          Compton's New Media Group

          In our opinion, the accompanying combined statement of financial position and the related combined statements of operations and changes in accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Compton's New Media Group (wholly owned by Tribune Company) at December 25, 1994, and the results of its operations and its cash flows for the fiscal year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

          PRICE WATERHOUSE LLP
          Chicago, Illinois


                           COMPTON'S NEW MEDIA GROUP
                       (WHOLLY OWNED BY TRIBUNE COMPANY)
                   COMBINED STATEMENTS OF FINANCIAL POSITION
                                 (IN THOUSANDS)

                                                December 25,    September 24,
                                                    1994            1995
                                                                 (unaudited)
   ASSETS

   Current assets:
    Cash                                           $   675          $   200
    Trade accounts receivable, net of allowances
      for sales returns and doubtful accounts of
      $5,931 in 1994 and $7,057 in 1995              4,984              398
    Income tax receivable from Tribune                 958            3,565
    Other receivables                                  361              101

        Total receivables                            6,303            4,064

    Inventories                                        934            3,004
    Prepaid expenses                                 1,050            2,049
    Deferred income taxes                            3,729            5,380

        Total current assets                        12,691           14,697

   Property and equipment                            5,750            7,081
   Accumulated depreciation                         (1,366)          (2,216)

        Net property and equipment                   4,384            4,865

   Capitalized software costs                          343            1,994
   Intangible assets                                46,708           45,148
   Other assets                                       -                 171

      Total assets                                 $64,126          $66,875

   LIABILITIES AND STOCKHOLDER'S EQUITY

   Current liabilities:
    Advances from and interest payable to Tribune  $ 6,971          $16,874
    Accounts payable                                 3,633            3,670
    Accrued compensation                             1,544              546
    Accrued royalties                                  933              255
    Other current liabilities                          510            2,672

        Total current liabilities                   13,591           24,017

   Accrued compensation                                402              372
   Deferred income taxes                             1,842            1,969

        Total liabilities                           15,835           26,358

   Commitments and contingencies (Note 5)
   Stockholder's equity:
    Capital stock                                   58,089           58,089
    Accumulated deficit                             (9,798)         (17,572)

        Total stockholder's equity                  48,291           40,517

        Total liabilities and stockholder's equity $64,126          $66,875

        The accompanying notes are an integral part of these statements.



                           COMPTON'S NEW MEDIA GROUP
                       (WHOLLY OWNED BY TRIBUNE COMPANY)
                       COMBINED STATEMENTS OF OPERATIONS
                       AND CHANGES IN ACCUMULATED DEFICIT

                                 (IN THOUSANDS)

                                 For the fiscal    For the nine months ended
                                   year ended    September 24, September 25,
                                December 25, 1994     1995           1994
                                                           (unaudited)

Operating revenues                  $42,575           $19,370      $27,944
Cost of revenues                     18,860             9,086       13,962

      Gross profit                   23,715            10,284       13,982

Operating expenses:
  Sales and marketing                13,692             9,453        9,253
  General and administrative         12,728             7,037        9,666
  Research and development            4,032             1,427        3,533
  Software development costs          2,308               540        1,674
  Amortization of other intangibles   2,080             1,560        1,560
  Severance charges                   1,657               504        1,657
  Depreciation                        1,068             1,099          651

      Total operating expenses       37,565            21,620       27,994

Operating loss                      (13,850)          (11,336)     (14,012)
Interest expense paid to Tribune        196               525           58

Loss before income tax benefit      (14,046)          (11,861)     (14,070)
Income tax benefit                    4,821             4,087        4,903

Net loss                            ($9,225)          ($7,774)     ($9,167)

Accumulated deficit at beginning
  of the period                     ($  573)          ($9,798)     ($  573)
Net loss for the period              (9,225)           (7,774)      (9,167)

Accumulated deficit at the end
  of the period                     ($9,798)         ($17,572)     ($9,740)

       The accompanying notes are an integral part of these statements.


                            COMPTON'S NEW MEDIA GROUP
                        (WHOLLY OWNED BY TRIBUNE COMPANY)
                        COMBINED STATEMENTS OF CASH FLOWS
                                  (IN THOUSANDS)

                                 For the fiscal   For the nine months ended
                                   year ended    September 24,   September 25,
                                December 25, 1994    1995            1994
                                                          (unaudited)

Cash flows from operating activities:

  Net loss                                 ($9,225)      ($7,774)     ($9,167)
  Adjustments to reconcile net loss
    to net cash used for operating
    activities:
     Depreciation                            1,068         1,099          651
     Amortization and other reductions
       of intangibles                        4,388         2,100        3,234
     Deferred income taxes                    (964)       (1,524)      (2,789)
     (Increase) decrease in:
       Unaffiliated receivables, net         2,692         4,846        6,720
       Inventories                           1,790        (2,070)       1,560
       Prepaid expenses                       (228)         (999)         (55)
     Increase (decrease) in:
       Accounts payable                        710            37         (124)
       Accrued compensation                  1,114        (1,028)         866
       Accrued royalties                      (160)         (678)        (627)
       Other liabilities                      (688)        2,162         (744)

         Net cash provided by (used for)
           operating activities                497        (3,829)        (475)

Cash flows from investing activities:

  Capitalization of computer software costs (2,416)       (2,191)      (1,639)
  Purchases of property and equipment       (3,286)       (1,696)      (2,513)
  Disposals of property and equipment         -              116         -
  Other                                       -             (171)        -
         Net cash used for
           investing activities             (5,702)       (3,942)      (4,152)

Cash flows from financing activities:

  Net change in amounts payable to and
    receivable from Tribune                  5,443         7,296        4,536

Net increase (decrease) in cash                238          (475)         (91)

         Cash at beginning of period           437           675          437

         Cash at end of period             $   675       $   200      $   346

          The accompanying notes are an integral part of these statements.


                             COMPTON'S NEW MEDIA GROUP
                         (WHOLLY OWNED BY TRIBUNE COMPANY)
                       NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND BASIS OF COMBINATION

Compton's New Media Group ("Compton's") is composed of Compton's NewMedia, Inc. ("CNM") and Compton's Learning Company ("CLC"). As discussed in
Note 7, CNM and CLC were acquired by SoftKey International Inc. ("SoftKey") in December 1995. Prior to the acquisition, CNM and CLC were wholly owned subsidiaries of Tribune Company ("Tribune"). The combined financial statements also include the financial position and results of operations of NewMedia Source, Inc. ("NMS"), a wholly owned subsidiary of Tribune, since it is anticipated that the direct-mail operations of NMS relating to CNM and CLC products (which, prior to the acquisition described in Note 7 comprised NMS' entire business and operations) will be continued by SoftKey.

Compton's develops, publishes and markets encyclopedia and other software products for the consumer and education markets. Compton's also publishes and sells a print version of its encyclopedia. Tribune acquired Compton's in September 1993 from Encyclopaedia Britannica, Inc.

The accompanying combined financial statements reflect the financial position, results of operations and cash flows for Compton's for the periods presented. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Certain corporate general and administrative expenses of Tribune have been allocated to Compton's (see "Note 3: Related-Party Transactions") on various bases which, in the opinion of management, are reasonable. However, such expenses are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had Compton's operated as a stand-alone company.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of Compton's, as summarized below, are in conformity with generally accepted accounting principles and reflect practices appropriate to the business in which it operates.

Fiscal year - Compton's fiscal year ends on the last Sunday in December. The 1994 fiscal year included 52 weeks.

Unaudited interim financial period - The accompanying combined financial information as of September 24, 1995 and for the nine periods ended September 24, 1995 and September 25, 1994 is unaudited. The interim financial statements have been prepared on the same basis as the accompanying annual financial statements. In the opinion of management, such interim financial information reflects adjustments consisting only of normal and recurring adjustments necessary for a fair presentation of such financial information. The unaudited results of operations for the interim periods ended September 24, 1995 and September 25, 1994 are not necessarily indicative of the results of operations to be expected for any other interim period or for the full year.

Revenue recognition - Compton's recognizes revenue upon product shipment and title transfer. Subject to certain limitations, Compton's permits customers to obtain exchanges or return products within certain specified periods of time. Allowances for estimated returns and pricing discounts are provided at the time of sale as a reduction of operating revenues. Revenues from royalties pursuant to license arrangements are recognized as earned based upon performance or product shipments.

Combined Statements of Cash Flows - For purposes of the Combined Statements of Cash Flows, all short-term investments with original maturities of three months or less are considered to be cash equivalents. Information relating to cash paid for interest and taxes has been omitted since these costs are charged to Compton's by Tribune through the "Advances from and interest payable to Tribune" account.

Allowances for sales returns and doubtful accounts - The allowances for sales returns and doubtful accounts are management's estimates of the amounts needed to absorb product returns and known and inherent risks related to Compton's receivables. Compton's evaluates the adequacy of the allowances primarily based upon historical and expected experience. Compton's grants credit terms to its customers consistent with normal industry practices. A significant portion of Compton's receivables relates to amounts due from retail and discount retail companies.

Inventories - Inventories are stated at the lower of cost (weighted average) or market (net realizable value) and consist primarily of finished goods.

Property and equipment - Property and equipment (primarily computers, office equipment and leasehold improvements) are stated at cost. Depreciation is computed using the straight-line method over the properties' estimated useful lives, which range from three to ten years, or the lease term, if shorter. Expenditures for maintenance and repairs are charged to expense.

Intangible assets - Intangible assets represent the excess of cost over the fair market value of tangible net assets acquired and consisted of the following at December 25, 1994 (in thousands):

               Copyrights                   $16,800
               Goodwill                      13,994
               Trade names                   10,300
               Software                       5,000
               Licensing agreements           3,300

                         Gross               49,394
               Accumulated amortization      (2,686)

                         Net                $46,708

Intangible assets are being amortized over various periods ranging from five to 40 years, with the majority over 40 years. Compton's periodically evaluates the realizability of the carrying value of intangibles based on projected future undiscounted cash flows.

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement, which is effective for financial statements for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. The statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Compton's plans to adopt the standard during the fiscal year beginning January 1, 1996. Management believes that the adoption will not have a material effect on the financial position or the results of operations of Compton's.

Research and development and software development costs - Research and development costs are expensed as incurred. Development costs for new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, after which time costs are capitalized and amortized over the shorter of the straight-line basis over the estimated product life (generally, 12 to 36 months) or the ratio of current revenues to total projected revenues. Compton's evaluates the realizability of capitalized software amounts periodically and establishes reserves accordingly.

Fair value of financial instruments - The carrying values of cash, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short-term maturities of these assets and liabilities.

Income taxes - Compton's operations are included in Tribune's consolidated United States federal and certain state income tax returns. Based on Tribune's tax-sharing policy, Compton's computes taxes as if it were filing separate tax returns, except to the extent that Compton's losses are utilized on a consolidated basis by Tribune. In such instances, a tax benefit is always recorded by Compton's. Current income tax payable or receivable is settled with Tribune through the "Advances from and interest payable to Tribune" account.

NOTE 3: RELATED-PARTY TRANSACTIONS

Compton's participates in Tribune's centralized cash management program with respect to accounts receivable, accounts payable, payroll and employee benefits. Tribune also provides Compton's with certain insurance and administrative services. Charges for these services are based on allocations of Tribune's actual direct and indirect costs using varying allocation bases as appropriate (e.g., payroll, headcount, etc.) designed to estimate the actual cost incurred by Tribune to render these services to Compton's. Treasury and legal services provided by Tribune are not allocated to Compton's because the costs are not significant.

This allocation process is consistent with the methodology used by Tribune to allocate the cost of similar services provided to its other business units. The allocated cost of these services are presented in the "general and administrative" caption of the Combined Statements of Operations and Changes in Accumulated Deficit and totaled approximately $125,000 in fiscal 1994. In 1995, Compton's began using the warehouse and distribution services of another Tribune business unit, with the costs of these services (approximately $.3 million for the nine-month period ended September 24, 1995) also allocated. Advances from Tribune bear interest at eight percent for fiscal 1994 and for the 1995 and 1994 interim periods and have no definitive repayment terms.

NOTE 4: EMPLOYEE BENEFIT PLANS

Compton's participates in several Tribune-sponsored benefit plans, including an employee stock ownership plan with annual allocations based on payroll, an employee share purchase plan and a qualified savings incentive plan. The savings incentive plan provides for uniform employer contributions to eligible employees of $.25 for each $1.00 contributed by participants up to 4 percent of the participants' compensation. The total 1994 expense related to these plans included in the Combined Statements of Operations and Changes in Accumulated Deficit is approximately $.4 million.

Compton's also participates in certain Tribune-sponsored medical and life insurance plans and certain Compton's employees are participants in various Tribune incentive and deferred compensation plans.
Compton's post-retirement obligations and expense relating to these plans were not significant as of and for the fiscal year ended
December 25, 1994.

NOTE 5: COMMITMENTS AND CONTINGENCIES

In 1995, Thomas D. Wallace filed a suit against Compton's, Tribune, and other named parties in the Central District of California. The suit stems from the appearance of an allegedly offensive word in Compton's Interactive Encyclopedia. Although Compton's intends to vigorously defend itself in this matter, the resolution and the liability, if any, is not determinable. Compton's is a defendant from time to time in actions for other matters arising out of its business operations. Compton's does not believe that any of these matters presently pending will have a significant adverse effect on its financial position or results of operations.

Compton's leases certain facilities and equipment under operating leases expiring at various dates. Future minimum lease payments
(including interest) under noncancelable operating leases in excess of one year at December 25, 1994 are as follows (in thousands):

                               1995                        $  593
                               1996                           471
                               1997                           371
                               1998                            89
                               1999                            92
                         Thereafter                           333

                                                           $1,949

In fiscal 1994, total expense for all operating leases approximated
$.7 million.

NOTE 6: INCOME TAXES

The fiscal 1994 income tax benefit was composed of $3.8 million that was currently receivable and $1.0 million that was deferred. The insignificant difference between income taxes computed at the United States federal statutory rate and the income tax benefit reported in the Combined Statements of Operations and Changes in Accumulated Deficit for the 1994 fiscal year relates primarily to the non-deductible portion of certain business expenses.

Significant components of Compton's net deferred tax asset as of December 25, 1994 are as follows (in thousands):

                  Inventory and receivable allowances           $3,497
                  Accrued employee compensation                    404
                  Other future deductible items                     50

                         Deferred tax assets                     3,951

                  Net intangible assets                          1,641
                  Net properties                                   342
                  Other future taxable items                        81

                         Deferred tax liabilities                2,064

                         Net deferred tax asset                 $1,887

Because it files a consolidated return with Tribune, Compton's losses are not available for carryforward.

If Compton's had filed a separate return and had recorded taxes on a stand-alone basis, the net losses for the 1994 fiscal year and for the nine-month period ended September 24, 1995 would have been increased by approximately $4.2 million and $4.1 million, respectively. The increased net losses result from Compton's inability to recognize the benefit of its stand-alone losses. The benefit of such stand-alone loss carryforwards would have been offset by a valuation allowance established to reflect management's judgment that the benefit for such stand-alone loss carryforwards was "more likely than not" to be unrealized.

NOTE 7: SUBSEQUENT EVENT

On December 28, 1995, Tribune sold CNM and CLC to SoftKey for consideration comprising $120.5 million in SoftKey common stock and a $3 million promissory note. In addition, concurrent with this transaction, Tribune agreed to acquire $150 million of SoftKey notes, convertible at $53 per share.